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As filed with the Securities and Exchange Commission on October 12, 2005

Registration No. 333-124654

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 10549

FORM S-8/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number 000-26559

CHINA MOBILITY SOLUTIONS, INC.

(Name of Small Business Issuer in its charter)

Florida (State or other jurisdiction of incorporation or organization)	7374 Primary Standard Industrial Classification Code Number	330-751560 (I.R.S. Employer Identification No.)

#900 – 789 West Pender Street
Vancouver, B.C. Canada V6C 1H2
(604) 632-9638
(Address and telephone number of principal executive offices)

China Mobility Solutions, Inc. 2005 Stock Option Plan
(Full title of the plan)

Angela Du, President
China Mobility Solutions, Inc.
#900 – 789 West Pender Street
Vancouver, B.C. Canada V6C 1H2
(Name and address of agent for service)

(604) 632-9638
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Elliot H. Lutzker, Esq.
Robinson & Cole LLP
885 Third Avenue, Suite 2800
New York, NY 10022-4834
Telephone: (212) 451-2900
Facsimile: (212) 451-2999

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(2)	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Options to purchase Common Stock	3,500,000	$0.41	$1,435,000	$168.90
Common Stock, par value, $.001 per share, underlying options(3)	3,500,000	$0.41	$1,435,000	$168.90
Total	7,000,000		$2,870,000	$337.80	(4)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(h)(1), based on the last sale price of the Registrant’s common stock of $0.41 on May 2, 2005 on the NASD Over-the-Counter Bulletin Board.

(2) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3) Together with other awards that may be granted to participants in our 2005 Stock Option Plan (the “2005 Plan”), which may consist of a stock option entitling the participant to acquire such number of shares of common stock of our company in accordance with terms to be established by the administrator of the 2005 Plan.

(4) This fee was paid on May 5, 2005 in connection with the initial filing of this Registration Statement.

This prospectus shall be deemed a post-effective amendment to China Mobility’s registration statement on Form S-8 dated May 5, 2005 (SEC File Number: 333-124654) pursuant to Rule 429 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

(a) General Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This registration statement relates to a maximum of 3,500,000 stock options issuable pursuant to our 2005 Plan and the underlying 3,500,000 common shares (the “Shares”) in the capital of our company issuable upon the exercise of options granted under the 2005 Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

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EXPLANATORY NOTE

This Prospectus constitutes a part of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register an aggregate of 3,500,000 stock options issuable pursuant to our 2005 Plan and the 3,500,000 shares of our common stock which may be issued upon exercise of stock options granted pursuant to our 2005 Plan. The purpose of the 2005 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business.

     No person is authorized to give any information or to make any representations other than those contained in this prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the deliver of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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AVAILABILITY OF INFORMATION

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the “1934 Act Filings”) with the SEC. Reports and other information filed by the Registrant can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

Our common stock is traded on the OTCBB under the symbol CHMS.OB. Material filed by us can also be inspected and copied at the offices of the NASD, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Angela Du, the Company’s Chief Executive Officer at China Mobility Solutions, Inc., #900 – 789 West Pender Street, Vancouver, B.C. Canada V6C 1H2, telephone: (604) 632-9638; URL: www.chinamobilitysolutions.com.

Forward-Looking Statements

Statements contained in this report include “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by the forward-looking statements not to occur or be realized. Forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

Potential risks and uncertainties include, among other things, such factors as:

·	our business strategies and future plans of operations,
·	general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate,
·	the market acceptance and amount of sales of our products and services,
·	our historical losses,
·	the competitive environment within the industries in which we compete,
·	our ability to raise additional capital, currently needed for expansion,
·	the other factors and information discussed in other sections of this prospectus and in the documents incorporated by reference in this prospectus.

Persons reading this prospectus should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY INFORMATION

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the documents incorporated herein by reference in their entirety. Investment in the securities offered hereby involves a high degree of risk. See “Risk Factors.”

Our Company

China Mobility Solutions, Inc. (“CHMS” or the “Company”) is one of the first companies to focus on providing mobile solutions to many diverse businesses throughout the People’s Republic of China (“China”). Through its subsidiary QuickNet Telecommunication Corp. (“QuickNet”), an SMS (short message service) provider in Beijing, China, the Company is presently focused on its mobile marketing solutions for enterprises. QuickNet is one of the first companies to focus on mobile solutions for businesses in China. QuickNet’s strategy of targeting corporate users is aimed at achieving a higher percentage of recurring revenue and better margins.

CHMS launched its mobile marketing services in July 2003 and became cash flow positive by the end of 2003. The Company generated about U.S. $4 million of sales in 2004 and increased its cash position by U.S. $2 million in 2004 to U.S. $5 million. However, in accordance with U.S. generally accepted accounting principles (GAAP), all revenue needs to be deferred for 12 months. Therefore, the Company had operating losses of $242,216 in 2004 and $190,710 in 2003. Investors should read the Company’s financial statements, especially the notes thereto.

In January 6, 2003, the Company announced the acquisition of Windsor Education Academy Inc., a Richmond, British Columbia based school specializing on the education and training field providing English as a second Language (“ESL”) in British Columbia. The Company’s contract with the government to provide ESL ended on March 31, 2005.

CHMS has an accumulated customer base of 19,000, and has access to a database of about 500,000 corporate clients. This knowledge was gained from its previous Chinese Internet technology business.

There are more than 350 million cellular phone customers in China, which already surpasses the United States with about 170 million cellular phone customers according to the China Ministry of Information (“MII”) and Cellular Telecommunications & Internet Association. Currently, there are about 1 billion SMS sent per day in China, which accounts for about one-third of the world traffic, according to Anbound Information Corporation. With the penetration rate just above 20%, however, there is still considerable room for growth in the Chinese mobile market. This data is provided by MII. Pacific Growth Equities of San Francisco foresees 500 million mobile phone users in China by 2007.

CHMS’s first application in mobile marketing is the use of the mobile medium as a communications and entertainment channel between a brand and an end-user. Mobile marketing can be used in a wide variety of ways, such as for customer retention, to raise brand awareness and for advertising purposes. Businesses that purchase this service will send out messages through the Company’s platform, which has been connected by Chinese mobile carriers to the targeted customers. All types of mobile phones may be used for this service.

CHMS has a strong management team with successful management record with the previous development of a profitable internet service company with over 200 employees and 19 offices across the world.

The Company will use four outlets to approach the market for its business solutions:

•	Agencies – We have primarily made sales for our mobile marketing services via advertising agencies. We have made approximately 91% of such sales from advertising agencies. These agencies are paid sales commissions of between 15% and 20% under contracts with the Company.
•	Mobile Carriers – In the future, we intend to co-market mobile carriers’ mobile solutions to enterprises and use mobile carriers’ extensive connections and influence to lead to potentially more clients.

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•	In-House Sales Staff – The Company has a database of 500,000 enterprises through its previous Internet services. Through direct mail, advertising, telephone calling and SMS, the in-house sales staff of approximately 23 persons will contact many of these companies.
•	Sales support offices – The Company plans to set up small sales support offices across China to enhance local presence, provide customer support and show responsiveness. Currently, we have offices in Beijing, Shanghai and Shenzhen.

The Company will need to raise a significant amount of additional funds in order to implement its intended strategy of promoting its mobile solutions to businesses throughout China; establishing sales support offices in key urban centers in China; developing new solutions that are being demanded by enterprises; and acquiring other mobile companies that will deliver synergistic benefits. The Company does not have any binding commitments for such additional capital as of the date of this Prospectus and no assurances can be given that it will be able to raise any additional capital.

The Company was formed in Florida under the name Placer Technologies, Inc. on September 9, 1996. The Company changed its name to China Mobility Solutions, Inc. in June 2004. Up until late 2002, the Company’s business was focused on domain name registration, webhosting, and web design services.

The Offering

On August 15, 2005, the Registrant had raised total gross proceeds of $3,350,000 from a private equity offering on a “best efforts – all or none basis” (the “Offering”) to accredited investors and institutional investors. The Offering of 134 units (“Units”) was for $2 million with an over-subscription of $1,350,000, all of which was sold. The Registrant raised net proceeds of approximately $2,866,000 in this Offering after deducting fees payable to the placement agent and expenses of the Offering. These fees included a 10% sales commission equal to $335,000, a 3% non-accountable expense allowance of $100,500 (less $25,000 that was already paid as a non-refundable advance), as well as other transaction and legal expenses payable by the Registrant.

Each Unit was sold for $25,000, consisting of $25,000 principal amount of senior convertible debentures (the “Debentures”), and Class A Warrants and Class B Warrants, to purchase shares of common stock, $0.001 par value (the “Common Stock”) of the Registrant. Each $25,000 Debenture is initially convertible at $.35 per share for 71,429 shares of Common Stock; matures on August 15, 2006 and accrues interest at a rate of not less than 6% per annum equal to the sum of 2% per annum plus the one-month London Inter-Bank Offer Rate (LIBOR). The Debentures are subject to redemption at 125% of the principal amount plus accrued interest commencing six months after the effective date (the “Effective Date”) of the registration statement covering such shares. Each Unit also includes: (i) Class A Warrants exercisable at $.44 per share to purchase 71,429 shares of Common Stock for two years from the Effective Date, but no later than February 15, 2008; and (ii) Class B Warrants exercisable at $.52 per share to purchase 71,429 shares of Common Stock for three years from the Effective Date, but no later than February 15, 2009. The Class A and Class B Warrants are subject to redemption by the Company at any time commencing six months and twelve months, respectively, from the Effective Date, provided the average closing bid price of the Common Stock equals or exceeds 175% of the respective exercise prices for 20 consecutive trading days. For additional information, see “Description of Securities” elsewhere in this Prospectus.

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RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and the Offering prior to making any investment. These risk factors are summary in nature and are not intended to be exhaustive or set forth all the possible risks and uncertainties that may be associated with purchasing or owning this investment. You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in the Offering.

Risks Relating to Our Operations

Need for proceeds of this Offering and additional financing.

The proceeds we received from our recent Offering will be used to implement our proposed business plan. Management can give no assurance the funds so obtained will be sufficient to fully implement the business plan, or that a full implementation of such business plan will result in the Company’s profitability. If we are unable to complete another financing, we may have to curtail or suspend our operations, and you could lose your entire investment in our Company. If additional funds are raised though the issuance of equity, additional securities may have powers, designations, preferences or rights senior to our currently outstanding securities and, in the case of additional equity securities, the ownership of our existing shareholders will be diluted. No assurances can be given that we will be able to raise any additional financing. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition.

We had prior operating losses and are implementing a new business plan.

The Company had operating losses in 2003 and 2004 and is using the proceeds of the Offering to implement its business plan. The Company intends to act as a link between China’s major mobile carriers, China Unicom and China Mobile, to provide mobile solutions for corporate customers so that clients do not have to develop the technology themselves. The Company plans to offer business solutions in Office Automation Solutions, Mobile Banking, Mobile Tax Services and Services for the Police. The Company cannot project with certainty, nor does it make any representations regarding, the amount of revenue that it will be able to generate. There is no guarantee that any of these new services will bring profit to the Company. We might spend substantial resources on new technology and services without generating any profit.

The Company’s proposed operations are subject to all of the risks inherent in the expansion of an early-stage business enterprise, including higher-than-expected expenses and uncertain revenues. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the expansion of an early-stage business.

If we fail to establish our mobile solutions brand on a national basis we may not be able to increase our revenues sufficiently to remain profitable.

We must promote and strengthen our brand of mobile solutions to businesses throughout China particularly because of the highly competitive nature of our business. If we fail to establish a nationwide brand of our services, we will be at a competitive disadvantage and may lose the opportunity to obtain, and thereafter maintain, a sufficient number of customers. The development of a nationwide network will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. We cannot be certain that our promotional activities will be successful, or will result in increased revenues. If increased revenues are achieved, there can be no assurance that these revenues will be sufficient to offset the expenditures incurred in establishing a nationwide network.

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We have a limited operating history and consequently face significant risks and uncertainties.

We initiated our current business strategy in 2003. As a result of our limited operating history, our recent growth and our reporting responsibilities as a public company, we may need to expand operational, financial and administrative systems and control procedures to enable us to further train and manage our employees and coordinate the efforts of our accounting, finance, marketing, and operations departments.

We will lack business diversification.

As a result of its discontinuance of its domain name registration, web hosting and web design services, the Company’s prospects for success are dependent upon the future performance of a single business – mobile marketing. If our future operations are unprofitable, we will be forced to develop another line of business and finance our future operations through the sale of assets or sell equity or debt securities in order to raise additional capital, none of which may be feasible when needed. Unless we are able to raise additional money, we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. This will adversely offset our ability to compete against entities that have the resources to consummate several business combinations or entities operating in multiple industries or multiple segments of a single industry.

Lack of resources to expand Canadian operations.

We purchased our Canadian subsidiary in 1997 and has had limited growth to date. Without additional financing, we would be unable to continue the business goal of maintaining and expanding our business in Canada. The Company could not renew its contract because the Canadian government has tightened its budget on English training for new immigrants. This leads to reduced government funding for Windsor and this will have negative effects on the revenue of Windsor Education Academy. There is no assurance that Windsor Education Academy will receive government funding in the coming years. The Company will continue to look for further companies in the Canadian market area with the goal of introducing foreign accredited programs into the China market.

The Debentures issued in the Offering are unsecured and we will need to seek additional capital to continue our operations.

     The Debentures recently issued in the Offering described herein are unsecured obligations of the Company. Further, as a company with a new and untested business plan, we may generate significant financial losses. Our cash resources are not currently adequate to fund our future operations and there can be no assurance that we will ever have such resources. This will require us to seek additional capital, including through the issuance of debt or equity, or through other financing. If we borrow funds, we likely will be obligated to make periodic interest or other debt service payments, and the terms of this debt may impose burdensome restrictions on our ability to operate our business. Additionally, we are not certain as to our ability to raise additional capital in the future or under what terms capital would be available. If we are unable to raise capital when needed, our business will be negatively affected and we may not be able to repay the Debentures in accordance with their terms or at all. In such event, the holders of the Debentures will have no recourse other than as a general unsecured creditor of the Company.

Seasonal fluctuations in our operations.

It is a fairly common practice in China for companies to shut down their operations or operate with nominal operations during the Chinese New Year holiday. This period of time generally lasts for approximately three weeks. Therefore, quarterly comparisons are difficult for the March 31 fiscal quarter when the Company will have only two full months for generating revenue in the that fiscal quarter.

Risks Related to Conducting Business in China

China’s governmental and regulatory reforms may impact our ability to do business in China.

Since 1978, the Chinese government has been in a state of evolution and reform. The reforms have resulted in and are expected to continue to result in significant economic and social development in China. Many of the reforms are unprecedented or experimental and may be subject to change or readjustment due to a variety of political, economic and social factors. Multiple government bodies are involved in regulating and administrating affairs in the telecommunications industry, among which the MII, the National Development and Reform Commission (“NDRC”) and the State Asset Supervisory Administrative Commission (“SASAC”) play the leading roles. These government agencies have broad discretion and authority over all aspects of the telecommunications and information technology industry in China, including but not limited to, setting the telecommunications tariff structure, granting carrier licenses and frequencies, approving equipment and products, granting product licenses, specifying technological standards as well as appointing carrier executives, all of which may impact our ability to do business in China.

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While we anticipate that the basic principles underlying the reforms should remain unchanged, any of the following changes in China’s political and economic conditions and governmental policies could have a substantial impact on our business:

•	the promulgation of new laws and regulations and the interpretation of those laws and regulations;

•	inconsistent enforcement and application of the telecommunications industry’s rules and regulations by the Chinese government between foreign and domestic companies;

•	the restructuring of telecommunications carriers in China;

•	the introduction of measures to control inflation or stimulate growth;

•	the introduction of new guidelines for tariffs and service rates, which affect our ability to competitively price our products and services;

•	changes in the rate or method of taxation;

•	the imposition of additional restrictions on currency conversion and remittances abroad; or

•	any actions that limit our ability to develop, manufacture, import or sell our products in China, or to finance and operate our business in China.

For example, on November 1, 2004, as a continuation of the restructuring of telecom carriers relating to the initial public offering of China Netcom in 2004, SASAC decided to swap the senior executives of China Mobile, China Unicom, China Telecom and China Netcom in an effort to ease competition among carriers. We are not certain whether there may be additional government interference, including government imposed mergers or spin-offs of the existing carriers.

In addition to modifying the existing telecommunications regulatory framework, the Chinese government is currently preparing a draft of a standard, national telecommunications law (the “Telecommunications Law”) to provide a uniform regulatory framework for the telecommunications industry. We do not yet know the final nature or scope of the regulations that would be created if the Telecommunications Law is passed. Accordingly, we cannot predict whether it will have a positive or negative effect on us or on some or all aspects of our business.

Under China’s current regulatory structure, the communications services that we offer in China must meet government and industry standards. In addition, a value added service provider license must be obtained. Without a license, we cannot provide the current mobile solution services in China. Moreover, we must ensure that the quality and content of the services will comply with related rules and regulations. Although we already have this license, it requires an annual renewal from the related government.

MII and/or other related authorizations might perform spot checks to track and supervise the quality and content of our services.

China’s changing economic environment may impact our ability to do business in China.

Since 1978, the Chinese government has been reforming the economic system in China to increase the emphasis placed on decentralization and the utilization of market forces in the development of China’s economy. These reforms have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised by the Chinese government. While we may be able to benefit from the effects of some of these policies, these policies and other measures taken by the Chinese government to regulate the economy could also have a significant negative impact on economic conditions in China, which would result in a negative impact on our business. China’s economic environment has been changing as a result of China’s entry, in December of 2001, into the World Trade Organization (the “WTO”). Entry into the WTO required that China reduce tariffs and eliminate non-tariff barriers, including quotas, licenses and other restrictions by early 2005, and we cannot predict the impact of these changes on China’s economy. Moreover, although China’s entry into the WTO and the related relaxation of trade restrictions may lead to increased foreign investment, it may also lead to increased competition in China’s markets from other foreign companies. If China’s entry into the WTO results in increased competition or has a negative impact on China’s economy, our business could suffer. In addition, although China is increasingly according foreign companies and foreign investment enterprises established in China the same rights and privileges as Chinese domestic companies as a result of its admission into the WTO, special laws, administrative rules and regulations governing foreign companies and foreign investment enterprises in China may still place foreign companies at a disadvantage in relation to Chinese domestic companies and may adversely affect our competitive position.

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Uncertainties with respect to the Chinese legal system may adversely affect us.

We conduct our business in China primarily through our subsidiary incorporated in China. Our subsidiary is generally subject to laws and regulations applicable to foreign investment in China. Accordingly, our business will be affected by China’s developing legal system. Since 1978, many new laws and regulations covering general economic matters have been promulgated in China, and government policies and internal rules promulgated by governmental agencies may not be published in time, or at all. As a result, we may operate our business in violation of new rules and policies without having any knowledge of their existence. In addition, there are uncertainties regarding the interpretation and enforcement of laws, rules and policies in China. The Chinese legal system is based on written statutes, and prior court decisions have limited precedential value. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Moreover, the relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation, and the interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Finally, enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement, or to obtain enforcement of a judgment by a court of another jurisdiction. Any litigation in China may be protracted and result in substantial costs and diversion of resources and management’s attention.

We are subject to risks relating to currency rate fluctuations and exchange controls.

Because most of our sales are made in China and denominated in Renminbi; as such, the impact of currency fluctuations of Renminbi thus far has been insignificant as it is fixed to the U.S. dollar. However, in the future, China could choose to revalue the Renminbi versus the U.S. dollar, or the Renminbi-U.S. dollar exchange rate could float, and the Renminbi could depreciate or appreciate relative to the U.S. dollar. In such event, currency rate fluctuations could adversely affect our sales and subject as to volatility in our financial reporting.

Offering Risks
Discretion in use of funds.

As of the date hereof, although we intend to launch four mobile business solutions, we have no fixed commitments nor material restrictions on our use of the proceeds from the Offering. As such, our management shall have broad discretion, subject to their fiduciary duties, in the application of the proceeds from the Offering.

Securities Risks
Our executive officers may have the ability to control almost all matters of the Company.

Our President and Secretary and their affiliates, beneficially owned approximately 13% of the issued and outstanding shares of common stock of the Company (without giving effect to the exercise of the Warrants). Therefore, management now has significant influence over the election of the Company’s directors and to control the outcome of other issues submitted to stockholders. This includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of the Company with another company or approve the sale of all or substantially all of the assets of the Company without the agreement of the shareholders who purchased Units.

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Authorized share capital as an anti-takeover device.

At the Company’s most recent shareholders’ meeting on July 28, 2005, Management obtained approval to increase the number of authorized shares of Common Stock from 50 million to 500 million shares. The reason for the increase is that Management does not believe it has sufficient shares for future growth, including potential acquisitions. However, the Board of Directors will have the authority to issue such shares without further shareholder approval. This may have the effect of delaying or preventing a change of control without further action by shareholders. In addition, as the increase in the Company’s authorized capital will enable the Company to issue a significant number of additional shares of Common Stock, the Company’s Shareholders will be subject to a significant level of dilution in the future.

If we do not keep a registration statement current, your ability to sell the Debenture Shares and Warrant Shares will be limited.

We must keep a registration statement effective with the SEC in order for you to receive registered stock upon the exercise of your warrants as well as to freely sell the Debenture Shares and Warrant Shares. We may not be able to maintain a registration statement in effect throughout the period during which the warrants remain exercisable. Maintaining an effective registration statement requires substantial continuing expenses for legal and accounting fees and we cannot guarantee our ability to keep the registration statement effective.

The conversion of debentures and exercise of the warrants may have a dilutive effect on the price of our Common Stock.

Since the Company sold the entire $3,350,000 of Units in the Offering, the purchasers have the right to convert their Debentures into an aggregate of 9,571,486 shares of Common Stock and exercise an aggregate of 19,142,972 Warrants (at an exercise price of $.44 per share for the A Warrant and $.52 per share for the B Warrant). The conversion or exercise of these securities will cause dilution to our shareholders and the sale of the underlying Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of our securities. Further, to the extent that outstanding stock options and warrants are exercised, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding debentures, options and warrants can be expected to convert and/or exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the convert and/or exercise terms provided by the outstanding debentures, options and warrants.

Since the Debentures may be prepaid and the Warrants may be redeemed by the Company, investors may not receive all the anticipated benefits from purchasing Units. Further, the conversion of the Debentures or exercise of Warrants in response to a prepayment or redemption notice could cause dilution.

The Company, at its option, may prepay the Debentures upon not less than 30 days nor more than 60 days prior written notice to the Debenture holders at a prepayment price equal to the principal amount of the Debentures, together with accrued and unpaid interest through the date of prepayment. In addition, in the event that the closing bid price of our Common Stock is at least 175% of the respective exercise prices of the Warrants or more for the twenty (20) consecutive trading days prior to the date of the notice of redemption, the Company may also redeem the Warrants at a redemption price of $0.001 per Warrant. Holders will be entitled to convert their Debentures or exercise their Warrants during the period from the date of the notice of prepayment or redemption until the business day immediately prior to the prepayment or redemption date. If a holder does not convert its Debentures or exercise the Warrants during that time period, the applicable security will by prepaid or redeemed by the Company. Commencing on the date of prepayment or redemption, the Debentures or Warrants that were not converted or exercised will only represent the right to receive the Prepayment Price or Redemption Price, as may be applicable.

In addition, if the Debentures are converted or the Warrants are exercised in response to a prepayment or redemption notice, then dilution could occur from the widespread conversion or exercise of the Debentures or Warrants. Further, this may cause significant downward pressure on the price of our Common Stock as holders that elect to convert or exercise their securities may be able to resell the shares of Common Stock issuable upon conversion or exercise of the Debentures or Warrants in the open market.

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Difficulty of trading and obtaining quotations for Common Stock.

Our Common Stock is currently quoted on the NASD’s Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “CHMS.OB.” Our Common Stock is not actively traded, and the bid and asked prices for our Common Stock have fluctuated significantly. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of the Common Stock, and would likely have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital.

Penny Stock Regulation.

Our Common Stock is subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors.” For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the rule could affect the ability of broker-dealers to sell our securities and could affect the ability of purchasers to sell any of our securities in the secondary market.

Risk Factors Affecting CHMS’s Business Operations.

Continued pressure could reduce CHMS’s margins and limit CHMS’s ability to maintain or increase its market share.

Certain competitors of CHMS may have or may obtain significantly greater financial and marketing resources than CHMS. As a result, CHMS could encounter increased competition in the future that may increase pricing pressure and limit its ability to maintain or increase its market share. There is a great deal of competition in the Company’s business, especially to develop alliances with the two major mobile carriers, China Unicom and China Mobile. Mobile marketing is quickly growing in popularity. In Asia, eMarketer reports that 39% of mobile phone users have received SMS messages from advertisers and this figure points to a strong and growing trend among advertisers to embrace mobile marketing. Major competitors who currently are focusing on individual markets may spend more resources in the business section in the future. Since they have more financial support and broader influence in this market, the Company might be forced to decrease price, give out more discounts and increase its costs to keep key employees. This would decrease the Company’s profit margin.

If we lost the services of Xiao-qing (Angela) Du, the Company’s CEO, or Ernest Cheung, the Company’s Secretary, we might not be able to execute our current business in accordance with our current plans.

Our future success depends significantly on the skills, experience and efforts of its chief executive officer, Xiao-qing Du, and its Secretary and Director, Ernest Cheung, and other key personnel. These individuals would be difficult to replace. Ms. Du and Mr. Cheung have developed, and are engaged in carrying out, the Company’s strategic business plan. The loss of the services of Ms. Du or Mr. Cheung could seriously harm CHMS’s ability to implement its strategy. A failure to implement the Company’s business strategy could result in the cessation of the Company’s operations which would have a material adverse effect on our Company and on your investment. Ms. Du and Mr. Cheung have employment contracts that are renewable every year. Under British Columbia law, the Company will be responsible for severance pay for early termination based on the number of years of employment with the Company. There is currently no key person life insurance.

If CHMS is unable to adequately protect or enforce its rights to its intellectual property, we may lose valuable rights, experience reduced market share, if any, or incur costly litigation to protect such rights.

CHMS generally requires its employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with it. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual’s relationship with CHMS is to be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, CHMS may not have an appropriate remedy available for breach of the agreements. Furthermore, CHMS’s competitors may independently develop substantial equivalent proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to CHMS’s proprietary technology. In addition, the laws of some foreign countries may not protect proprietary rights to the same extent as U.S. law. CHMS may be unable to meaningfully protect its rights in trade secrets, technical know-how and other non-patented technology.

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CHMS does not have any patents. If CHMS employees develop technology while employed by the Company, CHMS has the title and full right of this technology. Employees cannot disclose such technology to a third party. However, this technology is usually not patentable because other competitors may develop it as well. The first company to develop such technology has a better chance to gain market share.

CHMS may have to resort to litigation to protect its rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending CHMS’s rights is expensive and may distract management from its development of the business if not properly managed. Such efforts may not prove successful. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part, and this could diminish or extinguish protection for any technology CHMS may license. Any failure to enforce or protect CHMS’s rights could cause it to lose the ability to exclude others from using its technology to develop or sell competing products.

CHMS may be sued by third parties who claim that CHMS’s product infringes on their intellectual property rights. Defending an infringement lawsuit is costly and CHMS may not have adequate resources to defend. Any settlement or judgment against us could harm our future prospects.

CHMS may be exposed to future litigation by third parties based on claims that its technology, product or activity infringes on the intellectual property rights of others or that CHMS has misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against CHMS, whether or not valid, could result in substantial costs, could place a significant strain on CHMS’s financial and managerial resources, and could harm CHMS’s reputation. In addition, intellectual property litigation or claims could force CHMS to do one or more of the following:

•	Cease selling, incorporating or using any of CHMS’s technology and/or product that incorporates the challenged intellectual property, which could adversely affect CHMS’s revenue;
•	Obtain a license from the holder of the infringed intellectual property right, which may be costly or may not be available on reasonable terms, if at all; or
•	Redesign CHMS’s product, which would be costly and time consuming.

The market for our services is rapidly changing and competitive. New products may be developed by others which could impair our ability to develop, grow or maintain our business and be competitive.

The mobile solutions industry is subject to substantial technological change. Developments by others may render CHMS’s technology and revenues noncompetitive or obsolete, or it may be unable to keep pace with technological developments or other market factors. Competition from other companies and others diversifying into the field is expected to increase. Many of these entities have significantly greater budgets than CHMS does, as well as substantially more marketing, research and development, financial and managerial resources. These entities could represent significant competition for CHMS since our resources are limited and we may experience technical challenges inherent in developing technology. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders under this prospectus. All such proceeds will be received by the selling securityholders. However, we expect to use the proceeds from the exercise of the options and other restricted stock awards for working capital and other general corporate purposes.

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SELLING SECURITY HOLDERS

The shares offered by this Prospectus are being registered for reoffers and resales by the selling security holders, who have acquired or may acquire such shares pursuant to the exercise of options or other stock awards granted under the 2005 Plan. The selling security holders named below may resell all, a portion or none of such shares from time to time. In addition, certain non-affiliates of China Mobility, not named, may also use this prospectus to sell shares acquired by them pursuant to the exercise of options or other stock awards granted to them under the 2005 Plan.

The following table sets forth, with respect to each security holder, based upon information available to us as of September 12, 2005, the number of shares of Common Stock beneficially owned before and after the sale of the shares offered by this prospectus; the number of shares to be sold; and the percent of the outstanding shares of common stock owned before the sale of the Common Stock offered by this Prospectus, assuming all shares offered hereby are sold the percentage will be zero after the sale of the Common Stock.

Name of Beneficial Owner	Shares Owned Prior to the Sale	Shares Owned Following the Sale	Shares Registered	Percent(1)
Angela Du (Director)(3)(8)(9)	1,250,000	1,250,000	0	6.2%
Richco Investors, Inc.(2)(7)	1,137,999	1,137,999	0	5.7%
Ernest Cheung (Secretary and Director)(2)(4)(6)(7)(8)(9)	1,446,333	1,446,333	0	7.2%
Maurice Tsakok (2)(5)(7)(8)	1,225,333	1,225,333	0	6.1%
Greg Ye	0	0	0	0
Yanli Jia	400,000	0	400,000	2.0%
Aixiang Li	500,000	0	500,000	2.5%
Jing Li	300,000	0	300,000	1.5%
Xiao Liu	80,000	0	80,000	*
Kun Wang	200,000	0	200,000	1.0%
Kun Wei	1,118,000	0	750,000	3.7%
Sheung Wai Yim	500,000	0	500,000	2.5%
Fan Zhang	200,000	0	200,000	1.0%
Yongfu Zhu	210,000	0	160,000	*

*	Less than 1% of the issued and outstanding shares.

(1)	Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.

(2)	Messrs. Cheung and Tsakok are officers, directors and beneficial owners of Richco Investors Inc. For purposes of this table, the 1,137,999 shares owned by Richco are deemed owned by Mr. Cheung and Mr. Tsakok, beneficially and individually.

(3)	As an officer Ms. Du received 330,000 options in 2004.

(4)	Ernest Cheung has 16,667 options to purchase shares at $3.90 and 165,000 options exercisable at $.30 per share.

(5)	Maurice Tsakok has 87,333 options to purchase shares at $3.90 per share.

(6)	Ernest Cheung is President of Development Fund II of Nova Scotia, Inc. which owns 63,333 common shares.

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(7)	Includes all shares of Richco Investors, Inc., Ernest Cheung, Maurice Tsakok, and Development Fund II of Nova Scotia since there is common control.

(8)	Assumes exercise of all warrants and options within 60 days pursuant to Rule 13(d)(3)(d)(i).

(9)	XiaoQing Du owns 330,000 options at the exercise price of $0.30; Ernest Cheung owns 165,000 options at the exercise price of $0.30.

PLAN OF DISTRIBUTION

The shares may be sold or transferred for value by the selling securityholders, or by pledgees, donees, transferees or other successors in interest to the selling securityholders, in one or more transactions on the NASD Over-the-Counter Bulletin Board (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The selling securityholders, and any broker-dealers that participate in the distribution of the shares, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling securityholders will be borne by such selling securityholders.

Upon our being notified by a selling securityholder that he has acquired options or shares under this prospectus or any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such selling securityholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

In addition to any such number of shares sold hereunder, a selling securityholder may, at the same time, sell any shares of common stock, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

There is no assurance that any of the selling securityholders will sell any or all of the shares offered by this prospectus.

We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of the terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Florida law, our Certificate of Incorporation and our By-Laws, as amended.

As set forth in our Certificate of Incorporation, the Company is authorized to issue 500,000,000 shares of Common Stock, par value $.001 per share. As of September 12, 2005, there were 20,011,793 shares of Common Stock issued and outstanding held by 170 shareholders of record.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of Common Stock are not entitled to cumulative voting rights. The favorable vote of a plurality of the votes of the shares of Common Stock is necessary to elect the directors of the Company. To take all other actions, a majority of the votes of the shares of Common Stock outstanding is necessary. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock, when issued in exchange for the consideration set forth herein, will be, validly issued, fully paid and non-assessable.

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To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition, any dividend restrictions or prohibitions under outstanding loan agreements, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in the Company’s business operations.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of China Mobility, the SEC has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by China Mobility of expenses incurred or paid by a director, officer or controlling person of China Mobility in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, China Mobility will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

Robinson & Cole LLP, 885 Third Avenue, Suite 2800, New York, NY 10022, will provide the Registrant with a legal opinion in connection with the Common Stock offered hereby.

EXPERTS

On December 22, 2004, the Company engaged Moen and Company, Canadian Chartered Accountants, to act as the principal accountantsto audit China Mobility’s financial statements and consolidated financial statements as at December 31, 2004, and for the fiscal year ended December 31, 2004. Clancy and Co., P.L.L.C. was the Company’s independent auditor and examined the financial statements of the Company for the fiscal years ended December 31, 2003 and 2002 and the subsequent interim periods through December 22, 2004.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except for any information superseded by information in this Registration Statement.

The following documents filed by our Company with the SEC are incorporated herein by reference:

1.      The description of our common stock contained in the Registration Statement on Form SB-2 (SEC file number 333-128323), filed with the SEC on September 14, 2005, including all amendments and reports for the purpose of updating such description;

2.      Our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, filed on May 5, 2005.

3.      Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, filed on August 15, 2005;

4.      Our Current Report on Form 8-K, filed on August 18, 2005;

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this Registration Statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http:\\www.sec.gov.

Item 4. Description of Securities

     We are registering an aggregate of 3,500,000 stock options issuable pursuant to our 2005 Plan and the 3,500,000 shares of our common stock which may be issued upon exercise of stock options granted pursuant to our 2005 Plan. Stock options are exercisable for a period of up to 10 years at a price and on a vesting schedule to be determined by the board of directors at the time of the grant of the options.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Amended and Restated Articles of Incorporation and Bylaws provided that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including under the Securities Act.

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The bylaws of the Registrant provided that, to the fullest extend permitted by applicable law, the Registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officers of the registrant or was serving at the request of the registrant.

The Florida Corporation Act excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties are directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts in violation of the Florida Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and odes not affect any director’s liability under federal or applicable state securities laws.

The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Item 7. Exemption from Registration Claimed.

On September 2, 2005, the Board of Directors authorized the issuance of 3,090,000 shares of the Company’s common stock, $0.001 par value per share, (the “Shares”), to nine employees, including Yanli Jia, Aixiang Li, Jing Li, Xiao Liu, Kun Wang, Kun Wei, Sheung Wai Yim, Fan Zhang, and Yongfu Zhu, upon exercise of the options granted pursuant to the 2005 Plan. The issuance of these Shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8. Exhibits.

4.1	2005 Stock Option Plan(1)

4.2	Form of Stock Option Agreement(1)

*5.1	Opinion of Robinson & Cole, LLP*

*23.1	Consent of Robinson & Cole, LLP*

*23.2	Consent of Moen & Company*

* filed with this Registration Statement

(1) Incorporated herein by reference from Exhibit to Registration Statement on Form S-8 filed on May 5, 2005, file #000-26559.

Item 9. Undertakings.

(a)	We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on October 7, 2005.

CHINA MOBILITY SOLUTIONS, INC.

By: /s/ Angela Du

Angela Du, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Angela Du	Chairman of the Board and Chief Executive Officer	October 7, 2005
(Principal Executive Officer)
Angela Du

/s/ Ernest Cheung	Director	October 10, 2005

Ernest Cheung

/s/ Greg Ye	Director	October 10, 2005

Greg Ye

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Exhibit Index
Exhibit Number

5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Robinson & Cole LLP

23.2	Consent of Moen & Company.